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EXHIBIT 12 - STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               (DOLLAR AMOUNTS IN THOUSANDS)




                                                               Fiscal Year Ended
                                         JANUARY 31, FEBRUARY 1, FEBRUARY 3, JANUARY 28, JANUARY 29
                                            1998        1997        1996        1995        1994
Consolidated pretax income                $410,035    $378,761    $269,653    $406,110    $399,534
Fixed charges (less capitalized interest)  147,466     139,188     139,666     145,921     152,568

EARNINGS                                  $557,501    $517,949    $409,319    $552,031    $552,102

Interest                                  $129,237    $120,599    $120,054    $124,282    $130,915

Capitalized interest                         3,644       4,420       3,567       2,545       1,882

Interest factor in rent expense             18,229      18,589      19,612      21,639      21,653

FIXED CHARGES                             $151,110    $143,608    $143,233    $148,466    $154,450

Ratio of earnings to fixed charges            3.69        3.61        2.86        3.72        3.57

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